                                                                      EXHIBIT 99


                     (PricewaterhouseCoopers LLP Letterhead)



June 28, 2001



Ms. Mary Whitson
Chesapeake Energy Corporation
P.O. Box 18128
Oklahoma City, OK  73154-0128

Dear Ms. Whitson:

You have furnished us with a copy of your "Notification of Late Filing" on Form 12b-25 dated June 28, 2001.

We are in agreement with the comments under Part III of the Form with respect to the reasons why we are unable to furnish our report on the financial statements of the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan for inclusion in the Form 11-K for the year ended December 31, 2000.

Yours very truly,

/s/ PricewaterhouseCoopers L.L.P.

PricewaterhouseCoopers L.L.P.



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